Exhibit 4.9

CONTINUING LETTER OF CREDIT AGREEMENT(UNCOMMITTED)

In consideration of BNP PARIBAS (the “Bank”), in its sole and absolute discretion, issuing letters of credit (each a “Credit” and collectively the “Credits”) from time to time under this Continuing Letter of Credit Agreement (this “Agreement”) at the request, and for the account, of the undersigned ("Account Party”), and in consideration of the Bank’s issuing Credits on behalf of the Account Party’s subsidiaries (it being understood that though said subsidiary will be named as the account party on the Credit, it is not the account party for purposes of this Agreement), the Account Party hereby agrees with the Bank as follows:

(1)
With respect to each payment made by the Bank on account of drafts drawn, or demands made under any Credit, the Account Party hereby unconditionally and irrevocably agrees to reimburse the Bank, or its designated agents, without offset, counterclaim or deduction, not later than one Business Day (as defined below) following receipt by the Account Party of notice of such payment by the Bank, in immediately available funds the amount so paid by the Bank in the same currency in which payment is made by the Bank. Notwithstanding the manner of payment or the currency in which any draft is drawn or payment by the Bank is made, the Account Party shall remain liable for any deficiency which may result if the actual cost to Bank or settlement of Bank’s obligation under any Credit proves to be in excess of the amount so paid by the Account Party.

(2)    With respect to each Credit, the Account Party shall pay to the Bank at the time of issuance of such Credit a fee in an amount equal to (1) 1.5% of the face amount of such Credit if such Credit is a performance letter of credit and (2) an amount to be agreed by both parties at the time of issuance of such Credit if such Credit is a financial letter of credit. With respect to all Credits, the Account Party shall also pay upon demand all other customary administrative charges and amendment fees that may be charged by the Bank.

(3)    The amount of any payments made by the Bank with respect to drafts drawn, or demands made under any Credit and not so reimbursed by the Account Party in accordance with Section (1) hereof or the amount of any fee or other amount not paid when due (including, without limitation, cash collateral not posted when demanded hereunder), shall in each case, be payable by the Account Party promptly on demand, together with accrued interest thereon, at a rate per annum equal to the LIBOR plus 2.00%. The term “LIBOR” means the rate per annum as determined by the Bank, such determination to be conclusive and binding (adjusted upward to the nearest 1/16th of one per cent) at which deposits in United States Dollars (“Dollars”) with respect to any Credit are offered to the Bank in the London, England, interbank market at approximately 11:00 A.M. (New York time) two Business Days prior to the beginning of each Interest Period in an amount comparable to the face amount of the relevant Credit and for a period of time comparable to the relevant Interest Period; provided, further, that LIBOR shall be adjusted for reserves, if applicable, in the manner typically adjusted by the Bank for loan facilities with interest rates available based on LIBOR. The term “Interest Period” means the period commencing on the date of disbursement by the Bank and ending on the date three months thereafter; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the expiration date of the relevant Credit. The term “Business Day” means (i) any day other than a Saturday, Sunday or other day which is a legal holiday under the laws of the State of New York or is a day on which commercial banks are authorized or required to close under the laws of the State of New York and (ii) any day that is a Business Day described in the immediately preceding clause (i) and that is also a day for trading by and between banks in Dollar deposits in the London, England interbank market. Any change in the interest rate provided for herein based on a change in LIBOR shall take effect on the date of the change in LIBOR. In no event shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law. Interest shall be computed on the basis of a 360-day year and actual days elapsed. Upon request of the Bank, the Account Party shall execute and deliver to the Bank a promissory note evidencing the obligation of the Account Party to pay to the Bank the amounts described herein, which note shall be payable on demand and shall be in form and substance reasonably satisfactory to the Bank.

(4)    (a) The Account Party hereby agrees that if the Bank shall have determined that the adoption of any applicable law, rule, regulation or treaty, or any change therein, or any change in the interpretation or administration thereof, by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of any monetary, fiscal or other authority (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit, assessment or insurance fee or similar requirement (including any such requirement imposed by the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency of the United States of America or the Federal Reserve Board (or any successor agency)) (other than those for which LIBOR is adjusted in accordance with this Agreement) against assets of,

Exhibit 4.9

deposits with or for the account of, or credit extended by, the Bank or shall subject the Bank to any Taxes (as defined below) with respect to any Credit or this Agreement or change the basis of taxation of payments to the Bank or any amount payable hereunder or in respect of any Credit (in either case, other than Excluded Taxes, as defined below), or shall impose on the Bank any other condition affecting any Credit, this Agreement or any amount due hereunder and as a result of any of the foregoing there shall be any increase in the cost to the Bank with respect to the issuance of any Credit or the making, funding or maintaining any Credit or any amount due thereunder or in the amount of any payment in respect of any Credit received or receivable by the Bank or the Bank shall forego any interest or other amount due hereunder, or in respect of any Credit, the Account Party shall promptly pay to the Bank from time to time upon the Bank’s written demand (and such demand shall, in the absence of manifest error, be conclusive and binding on the Account Party), such additional amount or amounts as the Bank determines to be necessary to compensate the Bank for any increased cost, reduced amount, other loss or damage or foregone interest or other amount.

(b) The Account Party further agrees that if the Bank shall have determined that the adoption or implementation after the date of this Agreement of any applicable law, rule, regulation or guideline regarding capital adequacy, capital maintenance or similar requirement or any change therein or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request, guideline, policy or directive regarding capital adequacy (whether or not having the force of law) from any central bank or comparable entity or any governmental authority does or would have the effect of reducing the rate of return on the Bank or on the Bank’s controlling corporation’s capital as a consequence of any Credit issued hereunder or any amount due in respect hereof to a level below that which the Bank or the Bank’s controlling corporation could have achieved but for such adoption, implementation, change or compliance (taking into consideration the Bank’s and its controlling corporation’s policies with respect to capital adequacy), then from time to time, upon the Bank’s written demand (and such demand shall, in the absence of manifest error, be conclusive and binding on the Account Party), the Account Party shall promptly pay to the Bank such additional amount or amounts as will compensate it or its controlling corporation for such reduction.

(c) Each payment by the Account Party under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, assessments, fees or other similar charges with respect thereto, of any nature whatsoever now or hereafter imposed by any jurisdiction or by any government or any political subdivision or taxing authority thereof, including any interest, additions to taxes or penalties applicable thereto (“Taxes”) unless required by applicable law. If any Taxes other than Excluded Taxes are imposed and required by law to be paid or withheld from any amount payable to the Bank hereunder, then the Account Party shall increase the amount of such payment so that the Bank will receive a net amount (after deduction for such Taxes) equal to the amount due hereunder. For the purposes of this Section 4, “Excluded Taxes” means, (i) any Tax imposed on or measured by net income or overall gross income of the Bank, and any franchise, branch profit, capital and similar Taxes, in each case, imposed pursuant to the laws of the jurisdiction in which the Bank is organized or the jurisdiction in which the principal office or applicable lending office of the Bank is located or any subdivision thereof or therein, (ii) any U.S. federal withholding Taxes imposed under FATCA, (iii) any withholding Taxes imposed on amounts payable to or for the account of the Bank pursuant to a law in effect on the date that the Bank changes its applicable issuing office except to the extent amounts with respect to such Taxes were payable to the Bank before it changed its lending office and (iv) Taxes attributable to the Bank’s failure to provide such properly completed and executed documentation reasonably requested by the Account Party as may be prescribed by applicable law for purposes of allowing payments to be made with an exemption or at a reduced rate of Tax; provided that the completion, execution and submission of such documentation shall not be required if in the Bank’s reasonable judgment such completion, execution and submission would subject the Bank to any material unreimbursed cost or expense or would materially prejudice the Bank’s legal or commercial position (for the avoidance of doubt, however, the foregoing proviso shall not apply to the delivery of IRS Forms W-8BEN or other versions of Form W-8 or applicable successor forms).

(d) Notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any regulatory authority, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law/regulation” for purposes of this Section 4, regardless of the date enacted, adopted or issued.

(e) Each of the Bank and the Account Party shall deliver to each other such documentation as is prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code (as herein defined)), and such additional documentation as may be reasonably requested by the other party, in order to comply with its obligations under FATCA (as herein defined) and to demonstrate that no withholding or deduction under FATCA need be made from any payment made by the Account Party to the Bank or from the Bank to, or for the account of, the Account Party or, in the absence of such demonstration, in order to determine the amount to deduct and withhold from such payment(s) under FATCA. For purposes hereof, “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986 (the “Code”), as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, intergovernmental

Exhibit 4.9

agreement entered into in connection with the implementation of such Sections of the Code and any law, regulation or practice adopted pursuant to any such intergovernmental agreement. For purposes hereof, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(5)    The Account Party hereby represents and warrants to the Bank and shall be deemed to represent and warrant to the Bank each time a Credit is requested (or any amendment or extension thereto) hereunder that:

(a)
It is duly organized and validly existing under the laws of the jurisdiction of its organization and is duly qualified to do business in each other jurisdiction where the nature of its business or ownership of its properties makes such qualification necessary, except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (as defined below).

(b)It has full power and authority to execute this Agreement and request the issuance of Credits hereunder.
(c)This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid, and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(d)No consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, domestic or foreign, is required to be obtained by it in connection with the execution, delivery or performance of this Agreement or the issuance of, or amendment to, any Credit.
(e)The execution, delivery and performance of this Agreement will not violate or contravene any provision of its certificate of incorporation or memorandum and articles of association, or of any securities issued by it, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which it is a party or which purports to be binding upon it or upon any of its assets, and will not result in the creation or imposition of any lien on any of its assets.
(f)Neither the execution, delivery or performance of this Agreement, the request for any issuance of, or amendment to, a Credit, nor any shipment made or other transaction under any Credit will violate or contravene any provision of any applicable law or regulation, or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign.
(g)No default or Event of Default hereunder has occurred and is continuing.
(h)No proceeds of any Credit will be used in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(i)No litigation, investigation or proceeding of or before any arbitrator, court or governmental authority is pending or, to its knowledge, threatened by or against it or any of its material subsidiaries or against any of their respective properties or revenues (i) which if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) which questions or would question the validity or enforceability of this Agreement or any Credit.
(j)It and each of its subsidiaries has filed or caused to be filed all material Tax returns that where failure to file such Tax returns would have, or would reasonably be expected to have, a Material Adverse Effect and has paid all material Taxes shown to be due and payable on said returns or on any assessment relating to such Tax returns made against it or any of its subsidiaries or any of its or their respective properties and assets and all other material Taxes, assessments, fees or other charges imposed on it or on its subsidiaries or any of their respective properties and assets by any governmental authority or agency which are not yet delinquent, except for any Taxes, assessments, fees or other charges which are being contested in good faith and for which adequate reserves, to the extent required by GAAP, have been established or where failure to pay such Taxes, assessments, fees or other charges would not have, or would not reasonably expected to have, a Material Adverse Effect.
(k)It is not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(l)It has fulfilled all of its obligations under the Employee Retirement Income Security Act (as such may be amended from time to time), except where any failure to fulfill its obligations would not reasonably be expected to result in a Material Adverse Effect, and is in compliance in all material respects with the presently applicable provisions thereof, except for any noncompliance which would not reasonably be expected to result in a Material Adverse Effect.
(m)It and its subsidiaries are currently in compliance with, all environmental laws, ordinances, orders or decrees of any state, Federal, municipal, foreign or other applicable governmental authority, including any Federal, state, local or foreign governmental law, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.
(n)It has heretofore furnished (or has publicly filed) the most recently available (i) audited annual consolidated balance sheet and statements of income, stockholders equity and cash flows for Atwood Oceanics, Inc. and its subsidiaries for the fiscal year ended September 30, 2014 setting forth comparative figures for the preceding fiscal year and certified by an independent public accountant of recognized national standing and (ii) unaudited quarterly consolidated balance sheets and statements of income, stockholders equity and cash flows for Atwood Oceanics, Inc. and its subsidiaries as at the end of the quarterly accounting period for the three months ended March 31, 2015 and for the lapsed portion of the fiscal year, each of which present fairly in all material respects the consolidated financial position of Atwood Oceanics, Inc. and its subsidiaries at the dates of such financial statements covered thereby. All such financial state-ments and information (a) were prepared in accordance with GAAP consistently applied

Exhibit 4.9

throughout the period covered thereby, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above, and (b) fairly present in all material respects the consolidated financial condition of Atwood Oceanics, Inc. and its subsidiaries as of the date thereof and their results of operations for the period covered thereby.
(o)Each Credit has been issued for the account of the Account Party and in the name of and on behalf of either the Account Party or a subsidiary of the Account Party.
(p)All obligations owed hereunder in connection with each Credit shall at all times rank at least pari passu with the Account Party’s most senior unsecured indebtedness.
For purposes of this Agreement:
“Material Adverse Effect” shall mean a material adverse effect (w) on the rights or remedies of the Bank hereunder, (x) on the ability of the Account Party to perform its obligations to the Bank hereunder or (y) on the property, assets, nature of assets, operations, liabilities or financial condition of Atwood Oceanics, Inc. and its subsidiaries taken as a whole.

(6)    (a)    The Account Party represents to the Bank on the date hereof and each time a Credit is requested (or any amendment or extension thereto) hereunder that none of the Account Party, Atwood Oceanics, Inc. or any of its subsidiaries acting or benefiting in any capacity in connection with the Credits is a Sanctioned Person (as defined below) or is included on any list of Persons issued by OFAC (as defined below) pursuant to Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) at its official website or any replacement website or other replacement official publication of such list.

(b)    The Account Party represents to the Bank on the date hereof and each time a Credit is requested (or any amendment or extension thereto) hereunder that, except as has been disclosed to the Bank, none of the Account Party or Atwood Oceanics, Inc. or, to its knowledge, any of its subsidiaries acting in any capacity in connection with the Credits, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person that is majority-owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any AML Law (as defined below).

(c)    On the date hereof and each time a Credit is requested (or any amendment or extension thereto) hereunder, the Account Party, Atwood Oceanics, Inc. and its subsidiaries are in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, in each case, to the extent applicable to such party, (ii) all United States anti-money laundering laws, rules, regulations and orders of the United States applicable to the Account Party or its subsidiaries (collectively, “AML Laws”), including without limitation, the Executive Order and the PATRIOT Act (as hereinafter defined).

(d)    The Account Party represents to the Bank on the date hereof and each time a Credit is requested (or any amendment or extension thereto) hereunder that no part of the proceeds of the Credits will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(e)    None of the Account Party, Atwood Oceanics, Inc. or any of its subsidiaries will, directly or, to the knowledge of the Account Party, indirectly, use the Credits, or lend, contribute or otherwise make available proceeds of loans hereunder to any Person, for the purpose of financing the activities of or of making funds available to any Sanctioned Person, or in any other manner, in each case as will result in a violation of any Sanctions applicable to the Account Party, Atwood Oceanics, Inc. or its subsidiaries or, to the knowledge of the Account Party, the Bank.

For the purposes of this Section (6):

“Person” means any individual, partnership, corporation, business trust, joint stock company, trust, association, joint venture, governmental authority or other entity of whatever nature.

“Sanctioned Person” means each country, nation, territory, entity (or equivalent) or individual which is the subject of Sanctions.

“Sanctions” means general trade, economic or financial restrictions, sanctions or embargoes imposed, administered or enforced from time to time by the government of the United States of America, including the US Department of State and Treasury

Exhibit 4.9

Department’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council and the European Union, or a member state of the European Union, each as amended, supplemented or substituted from time to time.

(7)    Should (i) the Account Party fail to pay (x) any amount with respect to drafts drawn when due hereunder, including cash collateral or (y) any other fees, interest or other amounts payable hereunder within 3 Business Days of the date when due hereunder; or (ii) the Account Party or Atwood Oceanics, Inc. breach or default under any other agreement involving the borrowing of money or the advance of credit between the Account Party and any other party or Atwood Oceanics, Inc. and any other party, as applicable, and such breach or default shall continue beyond any applicable grace or cure period and allow for the acceleration of the maturity of such borrowing or advance, unless a waiver of such default has been obtained or if the aggregate principal amount of such borrowings or advances is less than $10,000,000; or (iii) a receiver, trustee or other similar official be appointed over the Account Party, any of its subsidiaries or any substantial part of any of their respective assets and such appointment continues undischarged or unstayed for a period of 60 days; or (iv) the Account Party or any of its subsidiaries is adjudicated insolvent or bankrupt; or (v) the Account Party or any of its subsidiaries make a general assignment for the benefit of its respective creditors; or (vi) the Account Party or any of its subsidiaries file a petition under any Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or any other bankruptcy, insolvency or similar law (domestic or foreign); or (vii) the Account Party or any of its subsidiaries have an involuntary petition under the Bankruptcy Code or any other bankruptcy, insolvency or similar law (domestic or foreign) filed against it and such petition is not controverted within 10 days after service of summons, or is not dismissed within 60 days, after commencement of the case; (viii) one or more judgments or decrees shall be entered against the Account Party or any of its subsidiaries involving in the aggregate for the Account Party and its subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, equals or exceeds $10,000,000; or (ix) the Account Party be dissolved or be a party to any merger or consolidation (other than a merger with a subsidiary of the Account Party in which the Account Party is the survivor) or should the Account Party sell, lease or otherwise convey all or substantially all of its assets or business outside the ordinary course of business or agree to do any of the foregoing, in each case, without the Bank’s prior written consent; or (x) the occurrence of any of the following: (1) any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, as in effect on the date hereof (the “Exchange Act”), (A) being the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 35% or more on a fully diluted basis of the voting and/or economic interest in the capital stock of Atwood Oceanics, Inc. or (B) having obtained the power (whether or not exercised) to elect a majority of the Atwood Oceanics, Inc.’s directors, (2) Atwood Oceanics, Inc. ceasing to own on a fully diluted basis, directly or indirectly, in the aggregate 100% of the economic and voting interest in the Account Party’s capital stock or (3) the adoption of a plan by the holder of capital stock of Atwood Oceanics, Inc. relating to the liquidation or dissolution of Atwood Oceanics, Inc.; or (xi) any representation or warranty made by the Account Party to the Bank herein prove to have been materially incorrect or misleading when made or deemed made; or (xii) the Account Party breach any covenant contained herein; (each of the foregoing events are referred to herein as an “Event of Default”), then, (1) in the case of any of the events specified in clauses (iii), (iv), (v), (vi) or (vii), the aggregate stated face amount of all Credits shall, without demand upon or notice to the Account Party or any other person, be deemed to have been paid or disbursed by the Bank (notwithstanding that such amount may not in fact have been paid or disbursed) and the Account Party shall be immediately obligated to reimburse the Bank for the amount deemed to have been so paid or disbursed by the Bank and all of the Account Party’s other obligations hereunder shall become immediately due and payable without any action on the part of the Bank~~,~~ and (2) in the case of any of the other events specified above, the Bank may by written notice to the Account Party (A) declare and deem the aggregate stated face amount of all Credits to have been paid or disbursed by the Bank (notwithstanding that such amount may not in fact have been paid or disbursed) and the Account Party shall be immediately obligated to reimburse the Bank for the amount deemed to have been so paid or disbursed by the Bank and (B) declare all of the Account Party’s other obligations hereunder to be immediately due and payable~~,~~ without any action on the part of the Bank. After all obligations of the Account Party to the Bank arising under this Agreement or related to any Credit have been paid in full and all Credits or similar undertakings have expired, or been paid or discharged, any net proceeds remaining shall be delivered by the Bank to the Account Party. Upon the occurrence of any event described in this Section (7), and upon demand of the Bank, the Account Party hereby agrees to immediately cash collateralize any or all outstanding Credits in form and substance satisfactory to the Bank, and the Bank shall be irrevocably authorized to apply any such cash against any drawings that may be made under any Credit. The Account Party hereby waives demand, presentment, protest, notice of protest, dishonor, notice of dishonor and notice of every other kind. The Account Party further waives its rights to plead any statute of limitations as a defense to any action hereunder.

(8)    Neither the Bank nor any of its correspondents shall be responsible for, and neither the Bank’s powers and rights nor the Account Party’s obligations hereunder shall be affected by, (a) any act or omission pursuant to Account Party’s instructions, (b) any other act or omission of the Bank or its correspondents or their respective agents or employees, (c) the validity, accuracy or genuineness of drafts, documents or required statements, even if such drafts, documents or statements should in fact prove in any or all respects invalid, inaccurate, fraudulent or forged (unless the Account Party shall have notified the Bank thereof in accordance with Section 13 hereof prior to the date that the Bank has honored any such draft), (d) failure of any draft to bear any, or adequate, reference

Exhibit 4.9

to a Credit, (e) errors, omissions, interruptions or delays in transmission or delivery of any messages however sent and whether or not in code or cipher, (f) any refusal by the Bank to pay or honor drafts drawn or purportedly drawn under any Credit because of any applicable law, decree or edict, legal or illegal, of any governmental agency now or hereafter in force, (g) compliance with, or circumstances resulting from, any laws, customs or regulations which may be effective in countries of negotiation or payment of any Credit, (h) any act, default, omission, insolvency or failure in business of any other person (including any correspondent) or any consequences arising from causes beyond the Bank’s control, or (i) any acts or omissions of any beneficiary of any Credit or transferee of the Credit, if transferable. The Account Party agrees that the Bank may honor any presentation under any Credit (A) which appears on its face to substantially or reasonably comply with the terms and conditions of the Credit, whether or not it appears on its face to strictly, exactly or literally comply, (B) which is or appears on its face to have been signed or presented by any purported successor of the beneficiary or any other party in whose name the Credit requires or authorizes that any draft or other document be signed, presented or issued, including any administrator, executor, trustee in bankruptcy, liquidator, receiver, or successor by merger or consolidation, or (C) which is or appears on its face to have been signed or presented by the beneficiary after a change of name of the beneficiary. None of the foregoing shall affect, impair or prevent the vesting of any of the Bank’s rights or powers hereunder or the Account Party’s obligations hereunder; provided, however, that the Account Party shall not be obligated to indemnify or reimburse the Bank for any wrongful payment made by the Bank as a result of acts or omissions arising from willful misconduct or gross negligence on the part of the Bank.

(9)    The Account Party agrees to reimburse the Bank promptly upon demand for, and to indemnify and hold the Bank and its respective officers, directors, employees, agents, advisors, controlling persons, members and successors and permitted assigns (each, an “Indemnified Person”) harmless from and against, any and all claims, liabilities, damages, losses, reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and disbursements of a single United States law firm and a single local counsel in each relevant local jurisdiction, incurred or suffered by such Indemnified Person in connection with any Credit (including, without limitation, and if applicable, issuing a Credit in the name of its subsidiary) or any matter contemplated hereby (but excluding any claims, liabilities, damages, losses, costs and expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person); provided that this Section 9 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Such claims, liabilities, damages, losses, reasonable out-of-pocket costs and expenses shall include, but shall not be limited to, all such incurred or suffered by the Bank in connection with (a) the Bank’s exercise of any right or remedy granted to it hereunder, (b) any claim and the prosecution or defense thereof arising out of or in any way connected with any Credit or this Agreement, (c) any transaction or dispute between the Account Party and the beneficiary of any Credit, (d) the collection of any of the obligations of the Account Party hereunder, (e) the enforcement of any of the Bank’s rights hereunder or under any Credit, (f) any withholding made by the Bank, or any refusal of the Bank to make a payment, or any delay by the Bank in making a payment, and regardless of whether the initiating party thereof is the Account Party, a third party to whom a payment (with respect to which the Bank has made withholding, or refused or delayed payment) is due, or otherwise, and (g) any of the events or circumstances referred to herein. The Account Party’s obligations to indemnify the Bank hereunder shall remain operative and in full force and effect regardless of the termination of this Agreement, the expiration of any related Credit or the consummation of the transactions contemplated thereby. In furtherance of, and not in limitation of, the foregoing, the Account Party hereby irrevocably confirms to the Bank that it is and will be liable, as a primary obligor and not as guarantor, for reimbursement and other obligations owing to the Bank in respect of any Credit issued by the Bank at the request of the Account Party for any entity or party other than the Account Party. Notwithstanding anything to the contrary contained herein, the Account Party will not be obligated to reimburse or otherwise indemnify any Indemnified Person for any claims, liabilities, damages, losses, costs or expenses incurred or suffered as a result of the gross negligence or willful misconduct of such Indemnified Person.

(10)    No delay by the Bank in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. No waiver or amendment of any provision of this Agreement shall be enforceable against the Bank unless in writing and signed by an officer of the Bank, and unless it expressly refers to the provision affected and any such waiver shall be limited solely to the specific event waived. All rights granted the Bank hereunder shall be cumulative and be supplementary of and in addition to those granted or available to the Bank under any other agreement or instrument executed by the Account Party in favor of the Bank and under applicable law and nothing herein shall be construed as limiting any such other right.

(1)
This Agreement shall be binding upon the Account Party and each of its successors and permitted assigns. Neither the Bank nor the Account Party may assign any rights or delegate any obligations hereunder without the other party’s prior written consent, except that the Bank may assign or delegate any obligations hereunder without the Account Party’s prior written consent to any affiliate of the Bank or upon the occurrence of an Event of Default, and any attempted assignment or delegation without such consent shall be null and void.

(2)
In the event of any increase in the amount of any Credit, or the extension (for one or more periods, whether or not longer than the original period) of the maturity or time for presentation of drafts, instruments, demands, acceptances or other

Exhibit 4.9

documents, or any other modification of the terms of any Credit, this Agreement, and the Bank’s rights hereunder, shall continue unimpaired and shall be binding upon the Account Party with respect to any Credit so increased or otherwise modified and with respect to any action taken by the Bank or any of its correspondents in accordance with such extension, increase or other modification.

(1)
The Account Party agrees to notify the Bank in writing of any objection it may have to the Bank’s issuance or amendment of any Credit, its honor or dishonor of any presentation under any Credit, or any other action or inaction taken or proposed to be taken by, under or in connection with this Agreement or any Credit. The Account Party’s notice of objection must be delivered to the Bank by expeditious means within five New York business days after the Account Party receives notice of the action or inaction it objects to. The Account Party’s failure to give timely notice of objection shall automatically waive its objection, authorize or satisfy the Bank’s action or inaction, and preclude the Account Party from raising the objection as a defense or claim against the Bank.

(2)
Neither the Bank nor any of its correspondents nor the Account Party shall be liable in contract, tort or otherwise for any punitive, exemplary, consequential, indirect or special damages in connection with this Agreement or the transactions contemplated hereby; provided that nothing contained in this sentence will limit the Account Party’s indemnification obligations contained in Section 9 of this Agreement.

(3)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York. By its execution hereof, each of the Bank and the Account Party hereby submits to the jurisdiction of the State courts located in New York, New York and the federal courts located in the Southern District of New York and hereby consents to service of process in any action or proceeding brought by the Bank against the Account Party or the Account Party against the Bank, as applicable, by means of written notice to the Account Party’s or Bank’s address indicated herein. Nothing herein, however, shall prevent service of process by any other means recognized as valid by law, within or without the State of New York. Each Credit shall be subject to the “Uniform Customs and Practice for Documentary Credits” issued by the International Chamber of Commerce, Publication No. 500 (1993 revision), Publication No. 600 (2007 revision) or such later supplement thereto or revision thereof as shall be in effect at the time of issuance of the relevant Credit (the “UCP”), except to the extent otherwise set forth herein.

(4)
All notices and other communications under this Agreement shall be in writing and sent, if to the Account Party, to its address or fax number indicated below its signature to this Agreement, and, if to the Bank, to its address or fax number indicated below its signature to this Agreement, or as to either, to such other address or number as either may notify to the other in writing. No such notice shall be effective until actually received by the Bank or the Account Party, unless the intended recipient fails to maintain, or fails to notify, the other party of any relevant change of, its name, address or fax number, in which case such notice shall be effective when sent in accordance with this Agreement.

(5)
This Agreement may be executed in counterparts, all of which when taken together constituting one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or by electronic mail in .pdf form shall be as effective as delivery of a manually executed counterpart hereof

(18)    The Bank hereby notifies the Account Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Account Party, which information includes the name and address of the Account Party and other information that will allow the Bank to identify the Account Party in accordance with the PATRIOT Act. The Account Party agrees to promptly provide all information reasonably requested by the Bank to permit the Bank to comply with its obligations under the PATRIOT Act.

(19)    Upon the occurrence and during the continuance of an Event of Default, each and every amount which may become due and payable to the Bank hereunder may, in the Bank’s discretion, be charged by the Bank to any available funds then held by the Bank or any of its branches, agencies, subsidiaries or affiliates for the Account Party’s account (including, without limitation, any and all balances, credits, deposits, accounts or moneys). Subject to Section 4 of this Agreement, any and all payments by the Account Party which may become due and payable to the Bank hereunder shall be made without setoff, counterclaim or deduction of any nature whatsoever.

(21)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in another currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Bank could purchase such other currency with Dollars in New York City, at the close of business on the New York business day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.

Exhibit 4.9

(22)    The terms and provisions of this Agreement may not be disclosed by the Account Party to any other person, except (i) as required or advisable, based on the advice of the Account Party’s counsel under applicable law, rule, regulation (including stock exchange rules) or judicial process or in connection with any pending legal or administrative process, (ii) to the Account Party’s accountants, attorneys and other advisors and only in connection with the transactions contemplated by this Agreement and on a confidential basis, or (ii) as specifically approved by the Bank.

(23)    If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(24)    WAIVER OF JURY TRIAL. EACH OF THE ACCOUNT PARTY AND THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY CREDIT.

(25)    No Commitment. THE BANK shall have no obligation to issue, amend, RENEW (INCLUDING, WITHOUT LIMITATiON THROUGH ANY AUTO RENEWAL) or extend any CREDIT. Each request made by THE ACCOUNT PARTY for a CREDIT OR any amendment, RENEWAL or extension thereof shall be reviewed by THE BANK on a case-by-case basis and the decision to SO issue, amend, RENEW or extend any such CREDIT shall be made by THE BANK in ITS absolute and sole discretion and irrespective of whether or not THE ACCOUNT PARTY IS in compliance with any of the TERMS, CONDITIONS OR guidelines set forth HEREIN OR OTHERWISE. THE ISSUANCE, RENEWAL, EXTENSION OR AMENDMENT OF ANY CREDIT AT ANY TIME SHALL NOT BE DEEMED A WAIVER OF THE FOREGOING, OF THE UNCOMMITTED NATURE OF THIS AGREEMENT, OR A CONSENT, AGREEMENT OR COMMITMENT BY THE BANK TO THE ISSUANCE, RENEWAL, EXTENSION OR AMENDMENT OF ANY CREDIT OR ANY FUTURE CREDIT. THIS AGREEMENT AND THE BANK’S WILLINGNESS TO RECEIVE REQUESTS FROM THE ACCOUNT PARTY ARE SUBJECT TO CANCELLATION BY THE BANK IN ITS SOLE DISCRETION AT ANY TIME WITHOUT PRIOR NOTICE. THE ACCOUNT PARTY REPRESENTS AND WARRANTS THAT IT IS AWARE OF THE RISKS ASSOCIATED WITH CONDUCTING BUSINESS UTILIZING AN UNCOMMITTED FACILITY.

(26)    SERVICE OF PROCESS. The Account Party hereby irrevocably appoints Atwood Oceanics Management, Inc. with offices located at 15011 Katy Freeway, Suite 800, Houston, Texas 77094 (the “Process Agent”) as its agent to receive on its behalf and its proper-ty service of copies of any summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing by certified mail or delivering a copy of such process to the Account Party in care of the Process Agent at the Process Agent’s above address, and the Account Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Account Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing via certified mail of copies of such process to the Account Party at its address set forth below its signature to this agreement. The Account Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. Nothing in this Section shall affect the rights of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Account Party or its property in the courts of any other jurisdiction.

(27)    WAIVER OF SOVEREIGN IMMUNITY.    To the extent that the Account Party may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any Credit, to claim for itself or its revenues, assets or properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed such immunity (whether or not claimed), the Account Party irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and hereby agrees that the foregoing waiver shall be enforced to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended, and is intended to be irrevocable for the purpose of such act.

[Signature Page Follows]

IN WITNESS WHEREOF, the Account Party and the Bank have executed this Agreement on July 29, 2015.

ATWOOD OFFSHORE WORLDWIDE LIMITED

By:    /s/ A.H. Dyne________________________

Exhibit 4.9

Name:     A. H. Dyne
Title:    Director

By:    /s/ Hiew Yoke Lan________________________
Name:     Hiew Yoke Lan
Title:    Director

Address: --------------------------------
c/o Atwood Oceanics, Inc.
15011 Katy Freeway, Suite 800
Houston, TX 77094
Telephone: _281-749-7881_____________________
Fax: __832-201-7162_________________________
Attention: _Evelyn Nordin __________________________

Agreed and accepted as
of the date written above:

BNP PARIBAS

By: /s/ Catherine Kim________________________
Name: Catherine Kim
Title: Vice President, Global Transaction Banking

By: /s/ Gyanendra Prasad________________________
Name: Gyanendra Prasad
Title: Vice President, Global Transaction Banking

787 Seventh Avenue,
New York, NY 10019,
Telephone: ___________________________
Fax: ___________________________
Attention: ___________________________